Exhibit (m)(19)

SERVICE AGREEMENT

This Agreement is made as of the 15th day of September, 2014 by and between GMO Series Trust (“Trust”) and NYLIFE Distributors LLC (“Company”).

WITNESSETH:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and offers shares in several series, each of which offers one or more classes of shares (each a “Class”; collectively “Classes”) of the funds (each, a “Fund”);

WHEREAS, the Company is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “34 Act”) and with the Financial Industry Regulatory Authority (“FINRA”) and wishes to offer its clients (“Clients”) one or more of the Funds, as mutually agreed upon by the parties;

WHEREAS, the Company’s Clients are generally retirement plan sponsors1 for whom the Company provides administrative services including the processing of transactions in investment company securities and the recording of plan participants’ beneficial interests in such securities, among other things, and

WHEREAS, Trust wishes to retain the Company to furnish certain services with respect to distribution, shareholder servicing, maintenance of shareholder accounts and other administrative services (“Services”) for each Fund and the Company is willing to furnish such services.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, Trust and Company hereby agree, as follows:

1. Transactions in the Funds

a. Subject to the terms and conditions of this Agreement and those of the applicable prospectus and Statement of Additional Information (“SAI”) for the affected Fund, Trust will make shares of each Fund available to be purchased, exchanged or redeemed by Company on behalf of its Clients at the net asset value (“NAV”) applicable to each order, as determined in accordance with each Fund’s then-effective prospectus and SAI.

b. Trust shall notify Company immediately if any qualification of shares of a Fund for sale in any state or other jurisdiction within the United States is terminated or if Trust or a Fund wishes to prevent Company from placing or continuing to place purchase orders for shares of a Fund on behalf of its Clients who reside in a particular state or other jurisdiction. Company agrees that it will offer or sell shares of the Funds only in compliance with applicable federal and state securities laws.

[1]	For clarification, all services provided under this agreement shall be for retirement assets.

c. Trust hereby appoints Company as agent for the limited purpose of receiving orders for the Fund shares from its Clients.

d. Company agrees that, in connection with transactions in Fund shares, and except as otherwise agreed to by the parties, Company will follow the operating procedures set forth in the attached Schedule B which shall be incorporated as a reference.

e. In accordance with established Fund procedures for correction of material errors in the computation of the net asset value (“NAV”) of shares, the Fund or Trust will make adjustments to the number of shares held through the Company and distribute underpayments for credit to the Company. If Company, on behalf of its Clients, receives amounts in excess of the amounts to which it otherwise would have been entitled in the absence of any material error in the computation of the NAV of Classes or otherwise as a result of an error of the Fund or Trust, Company will use commercially reasonable efforts to collect such amounts from its Clients but in no case shall the Company or its Clients be liable for uncollected overpayments.

2. Services

The Company agrees to provide or cause to be provided, and incur all expenses incident to providing, Services with respect to investment in the Funds by its Clients. Nothing in this Agreement shall limit Company’s right to engage one or more agents (each, a “Designee”) to provide all or any portion of the Services, provided that the Company shall remain liable to Trust and the Funds for any actions performed on its behalf by such Designee. It is anticipated that such Services may include but shall not be limited to:

a. Distribution and Personal Services. Distribution Services include any activities primarily intended to result in the sale of shares of one or more Funds. Personal Services include shareholder liaison services and maintenance of shareholder accounts. Such Services may include but are not limited to:

(1)	distributing prospectuses, SAI and shareholder reports for the Funds to prospective and existing shareholders of such Fund;

(2)	preparing and distributing sales literature and advertising materials for the Funds based on the Funds’ then-current prospectus and SAI;

(3)	providing each Client access to one or more of Company’s representatives who will provide personal service and attention with respect to the Funds;

(4)	providing information to Clients regarding the Funds;

(5)	providing shareholder support services with respect to the Clients’ accounts;

(6)	telephonic support to respond to questions about the Clients’ investment in the Fund and the Clients’ accounts; and

(7)	other Distribution/Personal Services as mutually agreed upon from time to time by both parties.

b. Administrative Services. Administrative Services include Services with respect to Fund shares held in Client accounts on the Company’s books and records for the benefit of plan participants, which include but are not limited to:

(1)	transmitting net purchase or redemption orders to Trust;

(2)	maintaining separate records for each Client and the participants in each Client’s retirement plan reflecting, as to each Fund, shares purchased and redeemed and share balances;

(3)	delivering periodic statements;.

(4)	processing dividend payments;

(5)	providing Services for Fund shares held beneficially;

(6)	monitoring and blocking any transaction by a Client which effects a exchange/purchase in excess of $5,000.00 within 30 calendar days of another redemption/exchange transaction in the Funds by a Client and effecting any restriction or other remedial measure as reasonably requested by the Fund; and

(7)	providing other Administrative Services as shall be mutually agreed upon from time to time by the parties.

3. Payment of Fees

a. As compensation for performing Distribution and/or Personal Services with respect to a Fund, Trust shall pay Company fees at the rates specified for each Fund on Schedule A and which fees shall be payable from and to the extent of the corresponding fee paid by a Class pursuant to either its distribution and service plan pursuant to Rule 12b-1 under the ’40 Act. As compensation for performing Administrative Services, Trust shall pay Company fees at the rates specified on Schedule A.

Fees will be calculated based on the average daily NAV of shares of the Funds held by the Company over the month. To calculate the fees, the Company’s aggregate investment in the Funds (NAV per share of each Fund multiplied by total number of shares held by the Company in each Fund) will be calculated for each calendar day during the month, and divided by the total number of calendar days during such month. Unless otherwise agreed, payment of any amounts owed under this Agreement shall be made on a quarterly basis by wire or via the NSCC.

NYLife Distributors Wire Account

Bank Name	Bank of New York
ABA #	021-000-018
Account #	8800 642 025
Account Name	NYLIFE Distributors, LLC

b. For purposes of calculating the fees described in Schedule A, the value of Client assets invested in the Funds shall be determined in accordance with the then-effective prospectus(es) and SAI(s) of the Funds.

4. No Limitation

a. The provisions of this Agreement shall in no way limit the authority of Trust or any Fund to take such action as it or they may deem appropriate or advisable in connection with all matters relating to the operations of a Fund and/or the sale of Fund shares. Notwithstanding anything to the contrary in this Agreement all purchases and sales are subject to the terms of the Fund’s then-current prospectus. The Fund may refuse to sell Fund shares to any person, or suspend or terminate the offering of Fund shares.

b. Trust agrees that, at the Company’s request, any full or fractional shares of the Funds held by the Company will be redeemed and such request will ordinarily be executed on a daily basis at the NAV next computed after receipt by the Fund or its designee, except that Company acknowledges that the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the ’40 Act and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in the then-current prospectus.

5. Records and Reporting

a. Company will maintain and preserve all records as required by law in connection with its provision of Services under this Agreement. Upon the reasonable request of Trust or a Fund, Company will provide timely copies of: (i) historical records relating to Client transactions involving the Fund; (ii) written communications regarding the Fund to or from Clients; and (iii) other materials relating to the provision of Services by Company under this Agreement.

b. Company will, upon request, furnish Trust with written statements of the number of shares of each Fund purchased on behalf of Company Clients resident in one or more states or other jurisdictions indicated by Trust. Company will also provide information as may be reasonably requested by the Fund Company in order for the Fund Company to make relevant regulatory filings.

c. Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose or otherwise use any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

6. Representations and Warranties of Trust

GMO Series Trust represents and warrants to the Company that:

a.	Trust is a Massachusetts business trust organized, existing in good standing under the laws of the Commonwealth of Massachusetts.

b.	Shares of the Funds are registered and authorized for sale in accordance with any and all applicable federal and state securities laws.

c.	It is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of or on behalf of the Funds.

d.	It agrees to notify the Company promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

7. Representation, Warranties and Covenants of Company

Company represents, warrants and covenants to Trust

that:

a.	It is a limited liability company duly organized, existing in good standing under the laws of the State of Delaware.

b.	It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of Company.

c.	It has all requisite licenses and authority to perform the Services and receive the fees contemplated under this Agreement.

d.	It or its Designee has the necessary facilities, equipment and qualified personnel to perform its duties and obligations hereunder in accordance with (i) the terms of this Agreement, (ii) all laws, rules and regulations (iii) the Funds’ prospectuses and SAIs.

e.	In case of any requests or demands for the inspection of Client records of a Fund by any governmental agency pertaining to any aspect of the duties covered by this Agreement, it will promptly notify Trust in writing as to such inspection prior to turning over such records.

f.	It will disclose to Clients the arrangements provided for in this Agreement upon request.

g.	It agrees to notify the Trust promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

h.	It acknowledges that the Trust offers different Classes of shares in the Funds and the expense ratios of such Classes may vary. Company has reasonable grounds for offering a particular class of shares to a particular customer, taking into account the services provided, cost, and customer preferences. If required, Company has disclosed the differences in such Classes to its customers.

i.	It covenants and agrees that it will not make any representations about a Fund except to the extent such representations: (i) are contained in the Fund’s current prospectus, SAI, as amended from time to time, or sales literature approved by Trust; (ii) are consistent with information contained in such materials; or (iii) are from industry recognized third party data sources reasonably believed by the Company to be reliable; or (iv) are otherwise authorized by or on behalf of the applicable Fund.

j.	Its acceptance of the fee is in compliance with all applicable rules and regulations and will not constitute a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code.

k.	It represents and warrants that it has adopted an Anti-Money Laundering Program, which includes development of internal policies, procedures and controls to detect and prevent money laundering and that investments in the Funds is within the scope of its AML Program, Company also represents and warrants that with respect to accounts held in the Funds, it is an exempt entity as defined under Section 326 of the USA Patriot Act (Customer Identification Rule) and accordingly is not a “customer” or “account” of the Funds. If Company is not an exempt entity under Section 326, it agrees to submit documents requested by Trust to allow it to verify the existence of the Company’s identity.

8. Use of Names

a. The Company shall prepare communication and disclosure materials regarding the Funds based only on the then-current prospectus or SAI or other current materials furnished by the Trust or its designee to Company. It shall be the sole and exclusive responsibility of the Company to complete all required regulatory compliance reviews and filing with all governing regulatory agencies of any communication relating to the Trust and the Funds prepared by the Company before first use.

b.	Company acknowledges and agrees that neither Trust nor its affiliates are responsible for any information contained in any advertising or marketing materials prepared by Company, except for information provided by Trust or contained in any Fund then-current prospectus, SAI, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by Trust.

9. Provision of Materials

a. Trust shall timely furnish Company with current prospectuses and SAIs of the Funds (including any supplements thereto), periodic reports and marketing and other materials relating to the Funds in such quantities as Company reasonably requests.

b. Company, at its expense, will deliver prospectuses to Clients and to prospective Clients requesting them through Company. Company will also send a Fund prospectus with the trade confirmation or before the purchase trade confirmation is received by Client, for the initial purchase of the Fund.

10. Liability and Indemnification

a. Trust shall indemnify Company, its employees, officers and directors, and affiliates and hold each of them harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees, and expenses it or they incur (“Losses”) arising out of, with respect to each Fund: (i) any material misstatement or omission of a material fact from the Fund’s then-current prospectus, registration statement, SAI, annual report or proxy statement or any advertising or promotional material generated by Trust; (ii) any failure of Trust or the Fund for the Fund’s shares to be properly registered or qualified for sale and available for sale to the public under any applicable federal law and regulation or the applicable laws and regulations of any state, any US territory or the District of Columbia unless Trust has notified Company in writing that the Fund and its shares are not qualified for sale in a particular jurisdiction and Company sells shares of the Fund in such jurisdiction after such notification; (iii) any material breach by Trust of any representation or warranty contained in this Agreement; and (iv) the actions of Trust relating to the processing of purchase, exchange, and redemption orders and the servicing of shareholder accounts to the extent such actions constitute willful misfeasance, bad faith or negligence by Trust; provided, Company has not acted with willful misfeasance, bad faith or negligence.

b. Company shall indemnify Trust, its employees, officers, directors, each Fund’s officers and directors/trustees, and their respective affiliates and agents, and hold each of them harmless from and against any and all Losses arising out of, with respect to each Fund: (i) any material misstatements or omissions of material facts that Company or its agent makes concerning the Fund that are inconsistent with either the Fund’s then-current prospectus, SAI, periodic reports to shareholders, proxy statements or any other material Trust has provided in writing to Company; (ii) any sale of shares of the Fund by Company or its agent where the

Fund or its shares are not properly registered or qualified for sale in any state, any US territory or the District of Columbia after Trust has notified Company in writing that the Fund and its shares are not qualified for sale in such jurisdiction; (iii) any material breach by Company or its agent of any representation or warranty contained in this Agreement; and (iv) any actions of Company or its agent in connection with the performance of its obligations under this Agreement to the extent such actions constitute willful misfeasance, bad faith or negligence by Company or its agent; provided, Trust has not acted with bad faith, willful misfeasance or negligence.

11. Term and Termination of Agreement

This Agreement may be terminated by either party hereto at any time upon at least sixty (60) days’ written notice by either party. Notwithstanding the foregoing, this Agreement is terminable (i) upon less than sixty (60) day’s notice if required by law, rule, regulation, order or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party and (ii) by any party at any time by giving thirty (30) day’s written notice to the other party(ies) in the event of a material breach of this Agreement by the other party or parties that is not cured during such thirty (30) day period. Pursuant to the terms of this Section 11, this Agreement may also be terminated with respect to one or more of the Funds and such termination will not affect the continuation of this Agreement with respect to the other Funds.

12. Notices

All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by facsimile, express delivery or registered or certified mail, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to the other party.

Company:	NYLIFE Distributors LLC c/o NYLIM 690 Canton Street Westwood, MA 02090 Attn: Joseph Henehan, Managing Director With a copy to: Trust Operations

Trust:	President GMO Series Trust 40 Rowes Wharf Boston, MA 02110 With a copy to: Mark Bykowski 40 Rowes Wharf Boston, MA 02110

Any notice, demand or other communication given in a manner prescribed in this Section 12 shall be deemed to have been delivered on receipt.

13. Non-Exclusivity

Each party to this Agreement acknowledges that the other party hereto may enter into similar agreements with third parties.

14. Force Majeure

Notwithstanding any other provisions of this Agreement to the contrary, the parties and their respective designees, agents and assigns will not be responsible for delays or errors caused by acts of God or by circumstances beyond their control, including without limitation, acts of governmental or military authority, national emergencies, market closures, bank closures or temporary suspension of banking business, suspension of trading on national stock exchanges, labor unrest, strikes and lockouts, mechanical breakdown, insurrection, acts of war or terrorism, riots, epidemics, failure or unavailability of transportation, communication or power supply, fire, flood, earthquake or other catastrophe, extreme market volatility or trading volumes

15. Amendment

Except as otherwise specifically provided herein, this Agreement may only be amended by the written consent of the parties hereto.

16. Miscellaneous

a. This Agreement represents the entire agreement between the parties with regard to the matters described herein, and may not be modified or amended except by written instrument executed by both parties. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement is made and shall be construed under the laws of the State of New York without giving effect to principles of conflict of laws. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, any party hereto may execute this Agreement by signing any such counterpart.

b. The provisions of Section 10 shall survive the termination of this Agreement.

c. All Exhibits and Schedules, as they may be amended from time to time, are incorporated herein by reference and made part of this Agreement.

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IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

GMO SERIES TRUST

By:	/s/ Jason Harrison
Name:	Jason Harrison
Title:	Clerk
Date:	9/15/14

GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of GMO Series Trust by a Trustee/officer of GMO Series Trust in his/her capacity as a Trustee/officer of GMO Series Trust and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of each Fund separately and not jointly.

NYLIFE DISTRIBUTORS LLC

By:	/s/ Joseph J. Henehan
Name:	Joseph J. Henehan
Title:	Managing Director
Date:	9/11/14

SCHEDULE A

Fees

FUND	Share Class	CUSIP #	12b-1 Fee
GMO Benchmark Free Allocation Series Fund R4	R4	380131417	25
GMO Benchmark Free Allocation Series Fund R5	R5	380131391	10
GMO Benchmark Free Allocation Series Fund R6	R6	380131383	0
GMO Core Plus Bond Series Fund R4	R4	380131649	25
GMO Core Plus Bond Series Fund R5	R5	380131631	10
GMO Core Plus Bond Series Fund R6	R6	380131623	0
GMO Emerging Countries Series Fund R4	R4	380131672	25
GMO Emerging Countries Series Fund R5	R5	380131664	10
GMO Emerging Countries Series Fund R6	R6	380131656	0
GMO Foreign Fund Series Fund R4	R4	380131714	25
GMO Foreign Fund Series Fund R5	R5	380131698	10
GMO Foreign Fund Series Fund R6	R6	380131680	0
GMO Global Asset Allocation Series Fund R4	R4	380131441	25
GMO Global Asset Allocation Series Fund R5	R5	380131433	10
GMO Global Asset Allocation Series Fund R6	R6	380131425	0
GMO Global Equity Allocation Series Fund R4	R4	380131474	25
GMO Global Equity Allocation Series Fund R5	R5	380131466	10
GMO Global Equity Allocation Series Fund R6	R6	380131458	0
GMO International Bond Series Fund R4	R4	380131615	25
GMO International Bond Series Fund R5	R5	380131599	10
GMO International Bond Series Fund R6	R6	380131581	0
GMO International Developed Equity Allocation Series Fund R4	R4	380131375	25
GMO International Developed Equity Allocation Series Fund R5	R5	380131367	10
GMO International Developed Equity Allocation Series Fund R6	R6	380131359	0
GMO International Equity Allocation Series Fund R4	R4	380131516	25
GMO International Equity Allocation Series Fund R5	R5	380131490	10
GMO International Equity Allocation Series Fund R6	R6	380131482	0
GMO Quality Series Fund R4	R4	380131409	25
GMO Quality Series Fund R5	R5	380131508	10
GMO Quality Series Fund R6	R6	380131607	0
GMO U.S. Core Equity Series Fund R4	R4	380131102	25
GMO U.S. Core Equity Series Fund R5	R5	380131201	10
GMO U.S. Core Equity Series Fund R6	R6	380131300	0

SCHEDULE B

Operating Procedures for Same Day Processing

Except as otherwise indicated, all references to Company in this Schedule B shall be deemed to include any affiliate or agent of Company that is involved in communicating instructions to the Funds on behalf of Company.

If Company executes and settles transactions through the NSCC Fund/SERV system, operating procedures are set forth in the Fund/SERV Agreement or the Fund/SERV & Networking Agreement.

1.	The Company will open one omnibus account per Fund (“Omnibus Account” or “Account”). Subject to the Fund having no objection, Company may open additional accounts from time to time to accommodate other investment options and features, and to consolidate existing accounts if and when appropriate. Trust shall designate each such account with an account number. Account numbers will be the means of identification when the parties are transacting in the accounts. The parties acknowledge that the Omnibus Accounts subject hereto are registered in Company’s name, or in the name of the plan, with interests held for the benefit of any number of account holders. The assets in the Omnibus Accounts are customer securities and are segregated from Company’s own assets.

2.	Transactions Subject to Fund/SERV & DCC&S. On each business day that the New York Stock Exchange is open for business on which the Funds determine their per share NAVs (“Business Day”), the Fund Agent shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, and registration instructions from the Company electronically through Fund/SERV & Networking (“Instructions”) without supporting documentation from the Client-Shareholder. On each Business Day, the Fund Agent shall accept for processing any Instructions from the Company and shall process such Instructions in a timely manner. Company shall make reasonable efforts to provide 24-hour advance notice to Trust for any transactions exceeding $1 million. Company shall only transmit transactions received in good order from the previous business day.

3.

On those instances when orders cannot be transmitted via DCC&S, such orders shall be transmitted to Trust via facsimile no later than 9:00 A.M. Eastern Time (“E.T.”) on the next Business Day, provided such orders are received by Company in good order by the close of the New York Stock exchange which is usually 4:00 p.m. E.T. (or at such other time the NAV of the Fund is priced in accordance with its prospectus). Company shall aggregate all such purchase orders and aggregate all such redemption orders and communicate to Trust’s designated contact, by telephone or via facsimile, an aggregate purchase order and an aggregate redemption order for each Fund. Provided that Company so communicates orders to Trust in a timely manner, orders will be deemed to be received by Company as agent for the Funds as of the close of trading each business day that such orders are received by Company from its clients. Company warrants that all orders it transmits to the Trust for processing were received by Company from Client by close of trading on such trade date. All purchases and redemptions are subject to the terms and conditions of the Fund’s then current prospectus. Company shall make reasonable efforts to provide 24-hour advance notice to Trust for any transactions exceeding $1 million. Company shall only transmit transactions received in good order from the previous business day.

4.	For trades placed outside DCC&S system, for net purchases on any business day for any Fund, Company will wire proceeds to Trust by 4:00 p.m. E.T. on the next business day after the trade date. Except as otherwise provided in the Fund’s then-current prospectus, for each business day on which Company places a redemption order for any Fund within the time designated for such Fund, Trust will send to Company the proceeds by wire transfer by 4:00 p.m. E.T. on the next business day following the trade date for the applicable redemption orders.

5.	Trust reserves the right to require reasonable proof that orders were received by Company in accordance with a time designated by the Fund.

6.	The cost of the wire transfer is the responsibility of the party sending the wire. The interest cost associated with any delayed wire is the responsibility of the party sending the wire.

7.	Pricing Information. Trust shall use its best efforts, by 7:00 p.m., E.T., on each Business Day, to furnish to Company, by facsimile or other electronic transmission reasonably acceptable to Company, pricing information, including: closing NAV of the current Business Day; closing NAV of the prior Business Day; net change in closing NAV between the prior Business Day and the current Business Day; and the accrual rate factor, if and when the Funds pay dividends, all as determined at the close of regular trading each day that the New York Stock Exchange is open (each such day, a “Business Day”).

8.	Trust shall provide Company with all distribution announcement information as soon as it is announced for such Fund. The distribution information shall set forth ex-date, record date, payable date and distribution rate per share. The Trust will use its best efforts to provide Company, by 7:00 p.m. E.T. on each business day, with the distribution announcement for that day.

9.	Pricing Errors. In the event adjustments are required to correct any error in the computation of the NAV of a Fund, Trust shall notify Company as soon as practicable after discovering the need for those adjustments. Notification may be made via facsimile or via direct or indirect systems access. Any such notification shall be promptly followed by a letter written on Fund’s letterhead stating for each day for which an error occurred the incorrect price, the correct price, and the reason for the price change. If an adjustment is to be made to correct an error which has caused the Account to receive an amount different from that to which it is entitled, Trust shall make all necessary adjustments to shares owned in the Account. Trust agrees to reimburse Company for its reasonable out-of-pocket expenses incurred due to an adjustment that is a result of Fund’s negligence. Company shall provide an invoice for any out-of-pocket expenses for which it is seeking reimbursement from Trust.

10.	Company agrees to examine each confirmation received for a transaction. Company agrees to report immediately, but no later than 5 business days, any discrepancies discovered in the confirmation statement. Any errors caused by Company will be corrected based on the NAV of the Fund on the day the error is reported to Trust.